Exhibit 5.1

October 9, 2012

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel for Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), with respect to certain legal matters in connection with the registration by the Company and its wholly owned subsidiary VNR Finance Corp., a Delaware corporation (“VNR Finance” and, together with the Company, the “Issuers”), under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale (i) by the Issuers of $200,000,000 in aggregate principal amount of their 7.875% Senior Notes due 2020 (the “Notes”) to be issued and sold pursuant to an underwriting agreement, dated October 2, 2012 (the “Underwriting Agreement”), by and among the Issuers, the subsidiary guarantors named therein (the “Guarantors”) and RBC Capital Markets, LLC, as the representative of the several Underwriters listed in Schedule II of the Underwriting Agreement (the “Underwriters”) and (ii) by the Guarantors of the note guarantees (the “Guarantees”). The Notes and the Guarantees are referred to collectively herein as the “Securities.” Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

The Securities are being offered and sold pursuant to a prospectus supplement, dated October 2, 2012 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on October 3, 2012, to a prospectus dated January 18, 2012 (the “Base Prospectus,” as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-179050) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

The Securities are to be issued pursuant to the First Supplemental Indenture (the “First Supplemental Indenture”) dated as of April 4, 2012, to the Indenture (the “Base Indenture,” as so amended and supplemented, the “Indenture”) dated as of April 4, 2012, by and among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement; (ii) the Prospectus; (iii) the certificates of formation or incorporation (as the case may be) and the limited liability company agreements or bylaws (as the case may be) of the Company, VNR Finance and of each of the Guarantors, in each case as amended through the date hereof; (iv) the Underwriting Agreement; (v) certain resolutions of the Board of Directors of the Company relating to the registration of the Securities and related matters; (vi) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company; (vii) certain resolutions adopted by the Board of Directors of VNR Finance; (viii) certain resolutions adopted by each of the Guarantors; (ix) the Base Indenture and the First Supplemental Indenture; and (x) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.  In addition, we reviewed such questions of law as we considered appropriate.

In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly authenticated by the Trustee in the manner provided for in the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, (i) the Notes will constitute valid and legally binding obligations of the Issuers entitled to the benefits of the Indenture, enforceable against the Issuers in accordance with their terms and (ii) the Guarantees will constitute valid and binding obligations of the Guarantors entitled to the benefits of the Indenture, enforceable against the Guarantors in accordance with their terms.

The opinions expressed herein are qualified in the following respects:

A. As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Issuers.

B. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine; (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete and (iii) each natural person signing any document reviewed by us had the legal capacity to do so and each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

C. The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

D. We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

E. This opinion is limited in all respects to the laws of the State of New York.  We do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.